Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into on September 13, 2024 by and between DELTAMAX, INC., a Delaware corporation having its principal office at 300 Park Avenue, 16th Floor, New York, New York 10022 (“DeltaMax”), ELAUWIT CONNECTION, INC., a Delaware corporation having its principal office at 1520 Locust Street, Suite 901, Philadelphia, Pennsylvania 19102 (“Elauwit”), Baron Hunter Group, LLC, a Wyoming limited liability company having its principal office at 1520 Locust Street, Suite 901, Philadelphia, Pennsylvania 19102 (“Baron”), Steele Creek Partners, LLC a North Carolina limited liability company having its principal office at ### (“Steele”) and Minotaur Networks, LLC, a South Carolina limited liability company having its principal office at ### (“Minotaur” and collectively with Baron and Steele, the “Founding Shareholders”).

WHEREAS, DeltaMax has authorized capital of 7,000,000 shares of Class A Common Stock (the “Class A Common Stock”) and 3,000,000 shares of Class B Common Stock (the “Class B Common Stock”), each with a par value of $0.00001 per shar, of which 750,000 Class A Common Stock are issued and outstanding and 0 Class B Common Stock are issued and outstanding; and

WHEREAS, all of the issued and outstanding Common Stock of DeltaMax is owned by Maxim Cerith, LLC (the “Parent”); and

WHEREAS, Elauwit has authorized capital of 1,032,067 shares of common stock of which 1,032,067 shares of are issued and outstanding (the “Elauwit Common Stock”); and

WHEREAS, as of the date hereof, the Founding Shareholders collectively own 598,188 shares of Elauwit Common Stock; and

WHEREAS, in connection with the proposed initial public offering of the Common Stock of DeltaMax (the “IPO”) and prior to the effectiveness of Form S-1 Registration Statement to be filed by DeltaMax with the Securities and Exchange Commission, DeltaMax and Elauwit desire to merge whereupon the outstanding capital stock of Elauwit will be converted into common stock of DeltaMax and DeltaMax will continue as the surviving corporation and the separate existence of Elauwit will then cease (the “Merger”); and

WHEREAS, the parties intend that the transaction contemplated by this Agreement constitutes a tax-free merger of Elauwit into DeltaMax (e.g., a two-party A reorganization pursuant to Code Section 368(a)(1)(A)), with Elauwit shareholders receiving stock of DeltaMax in exchange for their Elauwit Common Stock; and

WHEREAS, the respective Boards of Directors of DeltaMax and Elauwit have each determined that the Merger is advisable and in the best interests of DeltaMax and Elauwit and have approved and adopted this Agreement and have recommended that the respective equity holders of DeltaMax and Elauwit approve and adopt this Agreement and approve the Merger; and

WHEREAS, the shareholders of DeltaMax and Elauwit have unanimously approved and adopted this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement, DeltaMax and Elauwit agree as follows:

ARTICLE I

The Merger

1.1           Recitals. The above recitals are hereby incorporated as part of this Agreement as if fully set forth herein.

1.2           Merger. As of the Effective Time (as hereafter defined), in accordance with the provisions of this Agreement and the Delaware General Corporation Law (the “DGCL”), Elauwit shall be merged with and into DeltaMax, with DeltaMax continuing its corporate existence as the surviving corporation (the “Surviving Corporation”). The separate corporate existence of Elauwit shall then cease.

1.3           Change of Name. As of the Effective Time, the name of the Surviving Corporation shall be changed to “Elauwit Connection, Inc.”

1.4           Rights and Obligations of Surviving Corporation. Upon and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges and powers, and shall be subject to all the restrictions and duties of Elauwit. All real and personal property of every kind and description, tangible and intangible, belonging to each of the merged corporations shall be vested in the Surviving Corporation. All rights, privileges and powers of Elauwit shall be vested in and be the property of the Surviving Corporation and all debts, liabilities and obligations of Elauwit shall attach to the Surviving Corporation and may be enforced against it as if said debts, liabilities and obligations had been incurred or contracted by the Surviving Corporation.

1.5           Effective Time. Upon the execution of this Agreement, the parties will cause a Certificate of Merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the DGCL, in substantially the form of Exhibit A hereto, to be executed and filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.6           Effects of the Merger.

(a) General. The Merger will have the effects specified in this Agreement and Section 259 of the DGCL.

(b) Certificate of Incorporation and By-Laws. As of the Effective Time, the Certificate of Incorporation of DeltaMax as in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law. The By-Laws of DeltaMax as in effect immediately prior to the Effective Time (the “By-Laws”) will become the Surviving Corporation’s bylaws until thereafter amended in accordance with the provisions thereof and applicable law.

(c) Directors and Officers. At and as of the Effective Time, the board of directors of Surviving Corporation shall consist of the board of directors of Elauwit immediately prior to the Effective Time. The officers of Elauwit immediately prior to the Effective Time shall become the officers of the Surviving Corporation. All directors and officers of the Surviving Corporation shall serve until their respective successors are duly elected or appointed and qualified in accordance with the provisions of the By-laws.

(d)  DeltaMax Funds/Additional Capital. Prior to the Closing, DeltaMax shall have $250,000 in cash (to be allocated as set out in Exhibit B) and no liabilities other than those mutually agreed to by the parties. Utilization of these funds shall require the mutual consent of a designated representative of the DeltaMax shareholders (“DeltaMax Representative”) and the Elauwit CEO. Until the completion of the IPO, any additional capital received by the Surviving Corporation shall be subject to the mutual consent of the DeltaMax Representative and the Elauwit CEO unless: (i) the capital is received in exchange of the issuance of Class A Common Stock of the Surviving Corporation and the recipient(s) of such Class A Common Stock are treated equally in all respects with all existing holders of Class A Common Stock; (ii) the capital is raised in connection with a valuation in excess of $20,000,000; and (iii) the total capital raised, whether in one transactions or a series of related transactions, is less than $5,000,000. In no event shall a capital raise or other issuance of securities take place that inequitably treats holders of any class of common stock of the Surviving Corporation.

(e) Effect on Capital Stock. Each share of Elauwit Common Stock issued and outstanding as of the Effective Time will be cancelled and exchanged for shares of validly issued, fully paid and nonassessable shares of either Class A or Class B Common Stock of the Surviving Corporation in accordance with Article II below. Immediately after the Closing, Elauwit shareholders shall collectively own 85% of the Surviving Corporation’s equity securities and DeltaMax shareholders shall collectively own 15% of the Surviving Corporation’s equity securities.

ARTICLE II

Classes and Conversion of Capital Stock

2.1           Classes of Common Stock. The Surviving Corporation shall authorize two classes of common stock, Class A Common Stock and Class B Common Stock. All shares of Elauwit Common Stock which are held by the Founding Shareholders as of the Effective Time, shall be converted into Class B Common Stock of the Surviving Corporation on a 4.11795:1 basis. All shares of Elauwit Common Stock which are held by all other stockholders as of the Effective Time shall be converted into Class A Common Stock of the Surviving Corporation on a 4.11795:1 basis. Until the completion of the IPO, any increase in the number of authorized shares of Class A Common Stock and/or Class B Common Stock, in addition to any requirements contained in the Certificate of Incorporation of the Surviving Corporation and applicable law, shall require the advanced written consent of the DeltaMax Representative.

2.2           Rights of Class A and Class B Common Stock. Effective on the date on which the Securities and Exchange Commission (the “SEC”) has confirmed that it has no further comments on the Surviving Corporation’s Form S-1 filing and the SEC grants the Surviving Corporation’s request to go effective (the “Going Effective Date”), on all matters requiring the vote of the stockholders of the Surviving Corporation, the Class B Common Stock will have the right to ten (10) votes per share of Class B Common Stock while Class A Stock will have one (1) vote per share of Class A Common Stock. Prior to the Going Effective Date, Class B Common Stock will have the same voting rights as Class A Common Stock on all matters requiring the vote of the stockholders of the Surviving Corporation. Class B Common Stock will automatically convert to Class A Common Stock on sale of any Class B Stock. In no event shall holders of the Class B Stock use their super-voting rights to increase the value of their shareholdings inequitably relative to other shareholders of the Surviving Corporation.

The enhanced voting equivalent of the Class B Stock will expire on the earlier to occur of the following:

(a) On the third anniversary of the Going Effective Date;

(b) The Surviving Corporation maintaining a public equity market capitalization in excess of $100,000,000.00 for forty-five (45) consecutive trading days;

(c) The total ownership of Class B Common Stock falls below twenty percent (20%) of all classes of common stock the Surviving Corporation; or

(d) Regulatory, exchange, listing or index requirements change so as to prohibit such voting rights in such a way that the Surviving Corporation is unable to continue with its present status, exchange, listing or index affiliations.

ARTICLE III

Closing

3.1           Closing. The consummation of the Merger shall take place upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as soon as reasonably possible after each party has duly executed this Agreement. At the Closing, each of the Parties shall deliver such other documents, instruments and agreements as are required to be delivered by such Party at Closing pursuant to this Agreement.

ARTICLE IV

Covenants and Agreements

4.1           Third Party Consents. The Parties agree to fully cooperate in obtaining all third-party consents or assignments that may be necessary for the ongoing business operations of the Surviving Corporation. Within ninety (90) days after the Closing, Elauwit shall obtain the consent of all third-parties which are required to assign the Material Contracts to the Surviving Corporation.

4.2.          Update Information. DeltaMax and Elauwit agree to provide the other with any updates, additions, changes or corrections to the information disclosed to the other party pursuant to this Agreement necessary to make such information substantially complete, accurate and current through the Effective Time.

4.2           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Agreement. Each Party shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or appropriate in order to consummate or implement the contemplated transaction.

4.3           Public Announcements. Other than the Surviving Corporation, no Party shall issue any press release or make any public statement with respect to the contemplated transaction.

4.4            Equal Treatment of Shareholders. Following the Closing, the Founding Shareholders shall not, and shall use commercially reasonable efforts to cause each holder of Elauwit Common Stock prior to the Closing who is also a lender to the Elauwit not to, in their dual capacity as debt holders, inequitably treat holders of DeltaMax Common Stock through default or other provision in any applicable loan documents at any time after signing this Agreement, in each case without the prior written consent of the DeltaMax Representative, which consent may be withheld in its sole and absolute discretion.

4.5           Further Action. If at any time after the Effective Time any additional action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges and powers of either DeltaMax or Elauwit, the officers and directors of the Surviving Corporation are fully authorized, in the name of and on behalf of, DeltaMax and Elauwit to effectuate all such lawful and necessary action.

4.6           DeltaMax Director. Within 30 days of Closing the Surviving Corporation shall cause one director appointed by the DeltaMax Representative, whose term shall expire no less than two (2) years following the Closing, to be named to the board of directors of the Surviving Corporation. If, at any time between the Closing and the date that is the two (2) year anniversary of the Closing, the director appointed by the DeltaMax Representative departs or announces their intent to depart the board of directors, the DeltaMax Representative shall nominate a qualified director which shall be subject to the approval of the sitting directors of the Surviving Corporation, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to such approval, said nominee shall be appointed to fill the vacancy left by the departing director appointed by DeltaMax. If a shareholder vote is required to elect the director appointed by DeltaMax, the Founding Shareholders hereby agree to vote to elect the director appointed by DeltaMax pursuant to this Section 4.6.

ARTICLE V

Representations and Warranties

5.1           Mutual Representations. Each of DeltaMax and Elauwit represents and warrants to the other that:

(a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.

(b) it has the requisite corporate power and authority to enter into this Agreement and to consummate the merger transaction contemplated hereby.

(c) all of its material contracts, liabilities and obligations have been disclosed to the other party.

(d) all records, book and other information provided are complete, accurate and current through the date of this Agreement.

(f) the consummation of the contemplated transaction will not (i) violate or conflict with any of the organizational documents of either Party; constitute a violation of any provision of any law applicable to either Party; (ii) constitute a default or give rise to ay right of termination, cancellation or acceleration of any right or obligation of either Party or to a loss of any benefit to which such Party is entitled under any provision of any agreement, contract or other instrument to which such Party is bound; or (iii) result in the creation or imposition of any lien upon or with respect to any Party or its assets.

(f) Neither DeltaMax or Elauwit has employed any broker or finder or incurred any liability for any brokers’, finders’ or agents’ fees for which either party is or could become liable in connection with, or as a result of, the transactions contemplated by this Agreement.

(g) the execution and delivery of this Agreement and the consummation of the transaction contemplated by this Agreement has been approved by Resolutions of a unanimous vote of its Board of Directors and Stockholders.

5.2           Representations of Elauwit. Each of Elauwit and the Founding Shareholders, jointly and severally, represent and warrant to DeltaMax that:

(a) Elauwit has delivered to DeltaMax accurate and complete copies of Elauwit’s organizational documents, including all amendments thereto. Elauwit is not in violation of any of the provisions of its organizational documents, and no condition or circumstance exists that likely would result in such a violation.

(b)  The authorized capital stock of Elauwit consists of 1,032,067 shares of common stock. Prior to the date hereof, all preferred stock and phantom equity of Elauwit was converted to Elauwit Common Stock (the “Pre-Merger Conversion”). The Pre-Merger Conversion was unanimously approved by the stockholders of Elauwit. As of the date hereof and following the Pre-Merger Conversion, 1,032,067 shares of Elauwit Common Stock are issued and outstanding and no shares of preferred stock nor phantom equity are issued and outstanding. Schedule 5.2(b)(i) contains a complete and accurate list of the holders of all issued and outstanding shares of Elauwit Common Stock. Except as set forth on Schedule 5.2(b)(i), there are no (i) outstanding equity interests of the Elauwit, (ii) securities of the Elauwit convertible into or exchangeable for equity interests of the Elauwit or (iii) subscriptions, warrants, puts, calls, options, rights of first refusal, or other rights to acquire from the Elauwit, or other obligations of the Elauwit to issue, any equity interests or securities convertible into or exchangeable for equity interests of the Elauwit. Except as set forth on Schedule 5.2(b)(ii), Elauwit has no subsidiaries and there are no corporations, partnerships, joint ventures, associations or other similar entities in which the Elauwit owns, of record or beneficially, any direct or indirect equity interests or any right (contingent or otherwise) to acquire the same. There are no off-balance sheet transactions, arrangements, obligations, or liabilities of Elauwit, or any of its subsidiaries listed on Schedule 5.2(b)(ii), whether direct, indirect, absolute, contingent or otherwise which are required to be disclosed or reflected and are not disclosed or reflected in the Financial Statements.

(c) Schedule 5.2(c) sets forth accurate and complete copies of (i) the consolidated financial statements of Elauwit and its subsidiaries as of December 31, 2023, 2022, and 2021 (the “Financial Statements”) and (ii) the balance sheet of Elauwit (the “Balance Sheet”) as of July 31, 2024 (the “Balance Sheet Date”). The Financial Statements, Balance Sheet, and all other financial information Elauwit has delivered to DeltaMax (i) are true, accurate and complete in all material respects; (ii) are consistent with the books and records of Elauwit and its subsidiaries; and (iii) present fairly and accurately the financial condition of Elauwit and its subsidiaries as of the respective dates thereof.  All material liabilities of the Elauwit and its subsidiaries have been incurred in the ordinary course of business and are reflected in the Financial Statements.

(d)  Schedule 5.2(d) sets forth a complete and accurate list of all material contracts of Elauwit, including:

(i)  any contract that materially limits the right or ability of the company to compete with any other person in any line of business or geographic area;

(ii) any contract that obligates Elauwit to conduct business with any third party on a preferential or exclusive basis, other than such contracts that are not material to Elauwit’s business;

(iii) any contract relating to the indebtedness of Elauwit having an outstanding principal amount in excess of $50,000.00

(iv)  any contract to or by which Elauwit is bound providing for payments to third parties in excess of $50,000.00 in any twelve-month period except subcontract agreements and purchase orders issued as part of the normal course of network construction operations;

(v) any contract to or by which Elauwit is bound providing for the payment, increase, or vesting of any material benefits or compensation in connection with the Merger;

(vi) any other contract which is material to the operation of Elauwit.

All contracts listed on Schedule 5.2(d) are collectively referred to herein as the “Material Contracts”. Each Material Contract is in full force and effect and is a legal, valid, and binding agreement of Elauwit enforceable against each other party thereto. Neither Elauwit nor the other party to any Material Contract is in breach or default thereunder. The execution of this Agreement nor the consummation of the Merger will result in a breach or default under any Material Contract.

(e) There are no claims, suits, arbitrations or other legal proceedings pending or threatened against or affecting Elauwit.  No event has occurred, and no condition, act, omission or circumstance exists, that (with or without notice or lapse of time) might directly or indirectly give rise to or serve as a basis for the commencement of any such claim or proceeding against Elauwit.

(f) Elauwit has conducted, and is conducting its business, and is in full compliance, with each legal requirement that is applicable to it, and no event or act or omission has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such legal requirement.  Elauwit has not received any notice from any third party regarding any actual, alleged or potential violation of any legal requirement.

(g) Elauwit has timely filed all tax returns that Elauwit was required to file, and such tax returns are accurate and complete in all respects.  Elauwit has no liability for unpaid taxes. Elauwit is not a party to or bound by any tax indemnity agreement, tax sharing agreement or similar contract.

(h) All of Elauwit’s bank loans and credit lines have been disclosed to DeltaMax, and Elauwit is not in default, and there does not exist any event with or without notice or lapse of time would constitute a default, under the terms thereof.

(i)  Schedule 5.2(i) sets forth a true and complete list, specifying as to each as applicable, the name of the current owners, jurisdictions, and application or registration numbers, as of the date hereof, of all: (i) intellectual property owned by Elauwit that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any governmental entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered intellectual property owned by Elauwit. Except as set forth on Schedule 5.2(i), Elauwit owns all such intellectual property free and clear of any liens or claims of joint ownership by any third-parties.

(j) Except as set forth on Schedule 5.2(j), Elauwit has good and valid title to or a valid leasehold interest in all of the tangible personal property shown to be owned or leased by them in the Financial Statements (except for such personal property sold or disposed of subsequent to the date of Balance Sheet Date in the ordinary course of business consistent with past practice since such date), free and clear of any liens. Elauwit owns or has a valid right to use all of the properties and assets necessary and sufficient for, or used in, the conduct for its business, such properties and assets are adequate for the uses to which each is presently being put in its business, and Elauwit’s ownership and rights to use such properties and assets will survive unchanged the consummation of the Merger.

(k)  Except as set forth on Schedule 5.2(k)(i), Elauwit owns no real property. The real property demised by the leases set forth on Schedule 5.2(k)(ii) (the “Leases”) sets forth all of the real property leased by Elauwit (the “Leased Real Property”). Neither Elauwit nor any of the counterparties are in a material breach or material default under any of the Leases. To Elauwit’s knowledge, (i) no person other than Elauwit has any right to occupy or lease the Leased Real Property and (ii) the leasehold estate created by the Leases are all valid leasehold interest held by Elauwit free and clear of any liens.

(l)  Schedule 5.2(l) contains a list of each Benefit Plan. For purposes of this Section 5.2(j), “Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more employees, former employees of the Elauwit, current or former managers of the Elauwit or the beneficiaries or dependents of any such persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Elauwit, or under which the Elauwit has any liability. Each Benefit Plan complies in all material respects with all applicable laws (including ERISA and the Internal Revenue Code and the regulations promulgated thereunder) and has been operated and administered in all material respects in accordance with its terms.

(m)  Schedule 5.2(m) sets forth an accurate and complete list of all employees and independent contractors employed by or providing services to Elauwit as of the date hereof by name and position. Except as set forth on Schedule 5.2(m), Elauwit does not have any written employments agreements with any of its employees or independent contractors. Elauwit is in material compliance with all Applicable Laws pertaining to employment and employment practices. Elauwit is not (i) delinquent with respect to payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or consultants or any taxes or any penalty for failure to comply with any of the foregoing, or (ii) liable for any payment to any trust or other fund or to any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than immaterial routine payments to be made pursuant to claims in the ordinary course of business or as required by applicable law). Elauwit is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. There has not been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Elauwit.

(n)  Schedule 5.2(n) sets forth a complete and accurate list of all insurance policies held by Elauwit as of the date hereof. Elauwit is insured against such losses and risks and in such amounts as are customary in the businesses in which it is engaged and has complied in all material respects with the terms and provisions of such policies. Except as set forth on Schedule 5.2(n) there have been no material claims made by the Elauwit under any such insurance policies.

(o) Elauwit operates at least one significant historic business line, or owns at least a significant portion of its historical business assets, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

(p) Elauwit has exercised reasonable care to determine whether any Covered Person (as defined below), including any Covered Person of the Founding Shareholders, is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act (“Disqualification Events”). No Covered Person (including any Covered Person of the Founding Shareholders) is subject to a Disqualification Event. Elauwit has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. For purposes of this Agreement, “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act; provided, however, that Covered Persons do not include (a) DeltaMax, or (b) any person or entity that is deemed to be an affiliated issuer of Elauwit solely as a result of the relationship between Elauwit and DeltaMax.

5.3           Representations of DeltaMax. DeltaMax represents and warrants to Elauwit that:

(a)            DeltaMax has delivered to Elauwit accurate and complete copies of (i) DeltaMax’s organizational documents, including all amendments thereto; (ii) all ownership records of DeltaMax; (iii) all financial records of DeltaMax (it being understood that DeltaMax is a newly created entity with no prior activity and its financial records shall consist of a current bank statement), and (iv) all material contracts of DeltaMax.  DeltaMax is not in violation of any of the provisions of its organizational documents, and no condition or circumstance exists that likely would result in such a violation.

(b)            It is the present intention of DeltaMax to continue at least one significant historic business line of Elauwit’s historic business line of Elauwit, or to use at least a significant portion of Elauwit’s historic business assets in a business, in each case within the meaning of Treasury Regulation Section 1.368-1(d).

ARTICLE VI

Employment Matters

6.1           Employees. As of the Effective Time, the employees of Elauwit shall become the employees of the Surviving Corporation, all of whom shall be “at will” employees subject to the rules, regulations, policies and procedures of the Surviving Corporation. Terms and conditions of employment shall be as established by the Surviving Corporation. To the extent possible and subject to applicable law, Elauwit employees shall retain all seniority rights and rights to vacation and/or personal time accrued during their employment with Elauwit. Notwithstanding the foregoing, Executive Management will be offered executive employment agreements setting forth the executive’s duties and other terms and conditions of employment, with a salary and other benefits consistent with the projections provided by Elauwit.

6.2           Benefit Plans. Elauwit currently maintains a health insurance plan for the benefit of its eligible employees. All required employer contributions shall be paid in full as of the Effective Time. After the Effective Time, Elauwit employees shall have the right to participate in any health or retirement benefit plans reasonably comparable to those which they participated in as employees of Elauwit prior to the Effective Time.

6.3           Employee Stock Ownership Plan. The Surviving Corporation plans to offer eligible employees participation in an Employee Stock Option Plan (the “Plan”) to be adopted and implemented by the Surviving Corporation upon terms and conditions stated in the Plan. It is anticipated that the number of shares reserved under the Plan for Plan participants, will be equal to ten (10) percent of the sum of (a) the total number of issued and outstanding shares of the Surviving Corporation from time to time through completion of the IPO.

ARTICLE VII

Put/Call Option Agreements

7.1           Put/Call Option Agreements. Baron Hunter Group, LLC and Steele Creek Partners, LLC shall enter into separate agreements with the Surviving Corporation whereby each will be granted the right to sell to the Surviving Corporation (Put Option) up to a $2,000,000 value of common shares of the Surviving Corporation at a discount of 10% below the IPO issue price exercisable for a period of ten (10) business days following the effective date of the IPO. The Surviving Corporation will likewise be granted the right to purchase (Call Option) up to a maximum of $2,000,000 value of common shares from each of Baron Hunter Group, LLC and Steele Creek Partners, LLC, at a premium of 10% in excess of the IPO issue price exercisable for a period of ten (10) business days following the effective date of the IPO. Notwithstanding the foregoing, the exact value of each Put Option and each Call Option shall be determined no later than fifteen (15) days prior to the Going Effective Date and each value shall not exceed ten (10) percent of the gross proceeds from the IPO.

ARTICLE VIII

Indemnification

8.1            Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing and remain in full force and effect until twenty-four (24) months following the Effective Time, provided, however that the representations and warranties contained in Section 5.1 and Section 5.2(a) and (b) shall survive indefinitely. All covenants and agreements of the parties contained in this Agreement that by their terms contemplate performance after the Closing shall survive the Closing in accordance with their terms.

8.2           Indemnification By DeltaMax. The DeltaMax shall indemnify and hold the shareholders of Elauwit harmless from and against any and all damage, liability, loss and expense (including costs of investigation and reasonable counsel fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered by such shareholders arising out of or resulting from (i) any inaccuracy or breach of any representation or warranty of DeltaMax made or contained in this Agreement or in any certificate or other document delivered by DeltaMax, or (ii) on account of the gross negligence, intentional misrepresentation, willful misconduct or fraud on the part of DeltaMax in connection with the execution of the Merger.

8.2            Indemnification By the Founding Shareholders. The Founding Shareholders shall indemnify and hold DeltaMax and Parent harmless from and against any and all damage, liability, loss and expense (including costs of investigation and reasonable counsel fees and expenses in connection with any action, suit or proceeding) actually incurred or suffered by the DeltaMax and/or Parent arising out of or resulting from (i) any inaccuracy or breach of any representation or warranty of Elauwit made or contained in this Agreement or in any certificate or other document delivered by Elauwit, or (ii) on account of the gross negligence, intentional misrepresentation, willful misconduct or fraud on the part of Elauwit in connection with the execution of the Merger.

ARTICLE IX

Notices

10.1          Notices. All notices or other communications required or permitted to be given under this Agreement shall be deemed given when delivered personally or mailed by registered or certified mail, return receipt required, postage prepaid, or delivered by overnight courier service, to the parties as set for the below, or at such other addresses as a Party may designate in writing.

If to DeltaMax

DeltaMax, Inc.

300 Park Avenue

16th Floor

New York, New York 10022

Attn: Cliff Teller, President

Email: ###

With a copy to:

Harter Secrest & Emory LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Attn: C. Christopher Murillo, Esq.

Email: ###

If to Elauwit:

Elauwit Connection, Inc.

1520 Locust Street

Suite 901

Philadelphia, Pennsylvania 19102

Attn: Barry Rubens, CEO

Email: ###

With a copy to:

Thomas J. Benedetti, Esq.

Azzolini & Benedetti, LLC

134 Columbia Turnpike

Florham Park, New Jersey 07932

Email: ###

If to Baron:

Baron Hunter Group, LLC

1520 Locust Street

Suite 901

Philadelphia, Pennsylvania 19102

Attn: Daniel McDonough, Jr.

Email: ###

With a copy to:

Thomas J. Benedetti, Esq.

Azzolini & Benedetti, LLC

134 Columbia Turnpike

Florham Park, New Jersey 07932

Email: ###

If to Steele:

Steele Creek Partners, LLC

###

Attn: Barry Rubens

Email: ###

With a copy to:

Thomas J. Benedetti, Esq.

Azzolini & Benedetti, LLC

134 Columbia Turnpike

Florham Park, New Jersey 07932

Email: ###

If to Minotaur:

Minotaur Networks, LLC

###

Attn: Taylor Jones

Email: ###

With a copy to:

Thomas J. Benedetti, Esq.

Azzolini & Benedetti, LLC

134 Columbia Turnpike

Florham Park, New Jersey 07932

Email: ###

ARTICLE X

General Provisions

10.1         Amendment. No amendment to this Agreement shall be effective unless it has been executed in writing by DeltaMax, on the one hand, and Elauwit on the other hand, and no waiver of any provision of this Agreement shall be effective unless it has been executed in writing by the party giving such waiver.

10.2         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the parties (whether by operation of Law or otherwise) without the prior written consent of the other party.

10.3         Entire Agreement. This Agreement, together with the Schedules Exhibits attached hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior discussions and agreements with respect to the same.

10.4         Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware and specifically the Delaware General Corporation Law, without giving effect to any choice or conflict of law provision. Any action or proceeding against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such action or proceeding.

10.5         WAIVER OF JURY TRIAL. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (C) IT MAKES SUCH WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.5.

10.6         Descriptive Headings; Interpretation. The descriptive headings herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. As used in this Agreement, the terms “include,” “includes” and “including” are deemed to be followed by “without limitation,” whether or not they are in fact followed by such words or words of like import. Words of one gender shall be held to include the other gender as the context requires. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against DeltaMax, on the one hand, or Elauwit on the other hand, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman of this Agreement. On the contrary, the Parties agree that this Agreement has been reviewed, negotiated and accepted by all Parties and shall be construed and interpreted according to the ordinary meaning of the words used herein, so as fairly to accomplish the purposes and intentions of all Parties hereto.

10.7         Costs and Expenses. Except as otherwise provided in this Agreement, (a) all costs and expenses incurred by DeltaMax in connection with this Agreement shall be paid by DeltaMax, and (b) all costs and expenses incurred by Elauwit in connection with this Agreement shall be paid by Elauwit, as the case may be.

10.8         Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, all other provisions of this Agreement shall nevertheless remain in full force and effect.

10.9         Counterparts. This Agreement may be signed electronically and in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures on each counterpart were upon the same instrument. This Agreement may be executed by facsimile or portable document format (PDF) and any signature delivered by facsimile or PDF shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger intending to be legally bound thereby, as of the date first written above.

DELTAMAX, INC.

By:	/s/ Ritesh M. Veera
Ritesh M. Veera, Vice President

By:	/s/ Larry Glassberg
Larry Glassberg, Vice President

ELAUWIT CONNECTION, INC.

By:	/s/ Barry Rubens
Barry Rubens, CEO

BARON HUNTER GROUP, LLC

By:	/s/ Daniel McDonough, Jr.
Daniel McDonough, Jr. Managing Member

STEELE CREEK PARTNERS

By:	/s/ Barry Rubens
Barry Rubens, Managing Member

MINOTAUR NETWORKS, LLC

By:	/s/ Taylor Jones
Taylor Jones, Managing Member

Exhibit A

Certificate of Merger

Exhibit B

Budget for DeltaMax Capital

Schedule 5.2(b)(i)

Capitalization

Schedule 5.2(b)(ii)

Subsidiaries

Schedule 5.2(c)

Financial Statements

Schedule 5.2(d)

Material Contracts

Schedule 5.2(i)

Intellectual Property

Schedule 5.2(j)

Exceptions to Leasehold Interests

Schedule 5.2(k)(i)

Real Property Owned by Elauwit Connection Inc.

Schedule 5.2(k)(ii)

Real Property Leases

Schedule 5.2(l)

Employee Benefit Plans

Schedule 5.2(m)

List of Employees

Schedule 5.2(n)

Insurance Policies